UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

ALABAMA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2016
ANNUAL MEETING
& INFORMATION STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY
Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 22, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of Alabama Power Company will be held at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564 on April 22, 2016 at 8:00 a.m., Central Time, to elect 11 members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 9, 2016 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or by e-mail to apcocorpsec@southernco.com.

The Information Statement and the 2015 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2015 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2016.

This Information Statement and the 2015 Annual Report also are available to you at www.alabamapower.com/about-us/financials.asp.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Ceila H. Shorts
Corporate Secretary

Birmingham, Alabama
March 22, 2016

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Alabama Power Company (Company) in connection with the 2016 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on April 22, 2016 at 8:00 a.m., Central Time, at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564. This Information Statement is initially being provided to shareholders on or about March 22, 2016. The Information Statement and the 2015 Annual Report also are available on the internet at www.alabamapower.com/about-us/financials.asp.

At the meeting, the shareholders will vote to elect 11 members to the Board of Directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock, preferred stock, and Class A preferred stock on the record date of March 9, 2016 are entitled to notice of and to vote at the meeting. On that date, there were 30,537,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 475,115 shares of preferred stock and 1,520,000 shares of Class A preferred stock outstanding on that date. In addition, the Company has outstanding shares of preference stock and the holders of such shares are not entitled to vote in the election of Directors.

With respect to the election of Directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote. Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, with par value of $100 per share, counts as two-fifths vote, and each share of the 5.83% Series of outstanding Class A preferred stock, with stated capital of $25 per share, counts as one-tenth vote. The Company's Articles of Incorporation provide for cumulative voting rights for the shares of common stock, preferred stock, and Class A preferred stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2017 Annual Meeting, shareholder proposals must be received by the Company no later than January 21, 2017.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of 11 Directors is to be elected at the 2016 Annual Meeting of Shareholders, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a Director. If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's Board. The ages of the Directors shown below are as of December 31, 2015.

Mark A. Crosswhite - Director since 2014
Mr. Crosswhite, 53, is Chairman, President, and Chief Executive Officer of the Company and Executive Vice President of Southern Company. He has served as President, Chief Executive Officer, and Director since March 2014 and Chairman of the Board of Directors since May 2014. He served as Executive Vice President and Chief Operating Officer of Southern Company from July 2012 through February 2014; President, Chief Executive Officer, and Director of Gulf Power Company from January 2011 through June 2012; and Executive Vice President of External Affairs of the Company from February 2008 through December 2010. Mr. Crosswhite serves on the Board of privately-held Mercedes-Benz U.S. International, Inc. He also serves on several civic and non-profit boards. He is the Chairman of the Board of the Economic Development Partnership of Alabama, Vice Chairman of the Board of the United Way of Central Alabama, and the immediate past Chairman of the Birmingham Business Alliance. He also serves as a Director for the Southern Research Institute, the Business Council of Alabama, and the Virginia Samford Theatre. Mr. Crosswhite is Vice Chairman and Chairman-Elect of the University of Alabama Law School Foundation. He is a graduate of Leadership Alabama and serves as Chairman of the Board of Leadership Birmingham. Mr. Crosswhite has nearly 30 years of experience in the energy industry. His experience in operations and external affairs, legal expertise, and understanding of the electric utility business and its regulatory structure make him well qualified to serve on the Company's Board.

Whit Armstrong - Director since 1982
Mr. Armstrong, 68, is the Managing Member of Creeke Capital Investments, LLC (a private personal investment company), a position he has held since August 2011. He previously served as President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama, from 1975 to 2011 and President, Chief Executive Officer, and Chairman of The Citizens Bank's holding company, Enterprise Capital Corporation, Inc. from 1979 to 2011. Mr. Armstrong is Chairman of the Industrial Development Board of the City of Enterprise, former Chairman of the Ethics Commission of the State of Alabama, and a former member of the Alabama State Banking Board. He also has served or currently serves as a member of the Boards of Troy State University Foundation, Enterprise State Community College Foundation, E.L. Gibson Foundation, Friends of Fort Rucker, and other civic and community organizations. He formerly served as a Director and member of the Audit and Compensation Committees of Enstar Group Inc. Mr. Armstrong's background and extensive experience as a senior executive of a financial institution, including extensive focus on complex financial issues, and as a leader in other business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company's Board.

David J. Cooper, Sr. - Director since 1998
Mr. Cooper, 70, is the Vice Chairman of Cooper/T. Smith Corporation, in Mobile, Alabama, a privately-held corporation that is one of the largest stevedoring and maritime-related firms in the United States.  Mr. Cooper served on the Board of Directors of SouthTrust Bank (now Wells Fargo & Company) and serves on the Board of Regions Financial Corporation and is a current member of its Compensation Committee and its Nominating and Corporate Governance Committee. Mr. Cooper also serves on the Boards of Crescent Towing and Salvage Company and CSC Assurance Ltd. Mr. Cooper currently serves on the Board of the Economic Development Partnership of Alabama and is a Director of the American Automobile Association. Mr. Cooper is past Chairman of the Mobile Infirmary Medical Center, the International Business Advisory Board, and the UMS-Wright Preparatory School Board of Trustees and formerly served on the Board of the Alabama State Port Authority. He also serves on the Japan America Society of Alabama Board of Directors and the Board of Advisors for the Mobile Area Chamber of Commerce. Mr. Cooper's background and long experience as a senior executive of a large corporation, his extensive exposure to complex financial issues at large companies, and his leadership in other business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

O.B. Grayson Hall, Jr. - Director since 2015
Mr. Hall, 58, has served as Chairman of Regions Financial Corporation since May 2013, Chief Executive Officer of Regions Financial Corporation since April 2010, and President of Regions Financial Corporation since 2009. He previously served as President and Chief Operating Officer of Regions Financial Corporation and Regions Bank from 2009 to 2010. Mr. Hall has an extensive record of community involvement. He currently serves on the Board of Directors of Vulcan Materials Company and previously served on the Board of Directors of Zep, Inc. He is on the Boards of the Birmingham Business Alliance, the Newcomen Society of Alabama, and the Economic Development Partnership of Alabama. He is also a representative on the Federal Advisory Council of the Federal Reserve Bank. In August 2011, Mr. Hall was appointed by the Governor of Alabama to serve on the Tornado Recovery Action Council. Mr. Hall’s background and experience in the business community, as well as his civic leadership, make him a valuable member of the Company’s Board.

Anthony A. Joseph - Director since 2015
Mr. Joseph, 62, is a shareholder with the law firm of Maynard, Cooper & Gale, P.C., in Birmingham, Alabama, since 2006. He served as President of the Alabama State Bar in 2013 and 2014. He previously served as an Assistant U.S. Attorney and Special Agent with the Federal Bureau of Investigation. He also served as an Assistant District Attorney in Bessemer, Alabama. Mr. Joseph has extensive community and civic involvement. He has served the Alabama State Bar Association as Vice President, Bar Commissioner, and a member of the Disciplinary Commission, Disciplinary Panel, and the Character & Fitness Committee. He also served on the Alabama Criminal Justice Council, as both President and Secretary/Treasurer of the Birmingham Bar Association, and as President of the Legal Aid Society. Mr. Joseph served as Chair of the American Bar Association Criminal Justice Section and is a Fellow of the American College of Trial Lawyers. Mr. Joseph is active in many professional associations in the State of Alabama. He is a graduate of Leadership Alabama and a member of Leadership Birmingham’s Executive Committee. He has previously served on the Boards of Advent Episcopal Day School, the Birmingham YMCA, and the American Red Cross and as President of Big Brothers/Big Sisters. Mr. Joseph’s background and experience as a leader in the business and legal communities and his reputation for insightful decision-making make him a well-qualified member of the Company’s Board.

Patricia M. King - Director since 1997
Ms. King, 70, is Chairman of the Board of Sunny King Automotive Group (automobile dealerships) in Anniston, Alabama, a position she has held since 2015. Previously, Ms. King served as President and Chief Executive Officer of Sunny King Automotive Group from 1990 to 2012 and President from 2012 to 2015. Ms. King is a founding member and Director of Noble Bank and Trust and serves on the Board of the Business Council of Alabama. Ms. King also serves, or has served, as a Director on the Boards of the Knox Concert Series and the Public Education Foundation of Anniston and is a member of the Jacksonville State University College of Commerce and Business Administration Business Advisory Board and other community and civic organizations. Ms. King's background and extensive experience as a business owner and as a leader in other business, civic, educational, and other not-for-profit organizations, along with her long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

James K. Lowder - Director since 1997
Mr. Lowder, 66, is Chairman of the Board of The Colonial Company and certain of its subsidiaries (real estate development and sales) in Montgomery, Alabama. He serves on the Board of Directors of Mid-America Apartment Communities, Inc. (formerly Colonial Properties Trust) and formerly served on the Board of AlaTrust, Inc., which was acquired by Oakworth Capital, Inc. in 2015. He is a member of the Greater Montgomery Home Builders Association and a former Director of the Home Builders Association of Alabama. Mr. Lowder is the past Chairman and a current Board member of the Alabama Shakespeare Festival, Chairman of the Alabama Shakespeare Festival Endowment Trust, a past Board member of Leadership Montgomery, past President of the Board of the Montgomery YMCA, past Chairman of the Montgomery Area Chamber of Commerce, and past Chairman of the Montgomery Area United Way Campaign. Mr. Lowder's background and many years as a senior executive and a leader in other business, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Robert D. Powers - Director since 1992
Mr. Powers, 65, is President and co-owner of The Eufaula Agency, Inc. (an insurance brokerage and real estate company). He maintains professional designations in insurance and finance. He is active in a number of business ventures in Eufaula, Alabama. Currently, Mr. Powers serves as a member of the Eufaula City Council and has served on numerous city commissions and Boards. Mr. Powers is on the Board of Directors of the Business Council of Alabama, the Economic Development Partnership of Alabama Foundation, and the Alabama Partnership for Children. He also serves on the Boards of the United Way of Greater Barbour County, the Eufaula/Barbour County Chamber of Commerce, and the Clearing House/Family Service Center of Barbour County. Mr. Powers is a Director of the Alabama School Readiness Alliance. He has served in leadership roles in numerous civic, government, business, and charitable organizations, including service in the U.S. Army

(active and reserve). Mr. Powers' background and experience as a business owner and as a leader in other business, civic, educational, and other not-for-profit organizations, along with his considerable knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Catherine J. Randall - Director since 2015
Dr. Randall, 65, is Chairman of the Board of Pettus Randall Holdings, LLC (a real estate company), in Tuscaloosa, Alabama, a position she has held since 2002. Dr. Randall is the former Chairman of the Board of Randall Publishing Company and a former Director of the University Honors Program at the University of Alabama. Dr. Randall holds two Ph.D. degrees from the University of Alabama. Dr. Randall is also a member of the Board of Directors of privately-held Mercedes-Benz U.S. International, Inc. Dr. Randall has served in numerous community roles, both locally and nationally, including National President of Mortar Board, Inc., President of the Board of Directors of the Alabama Women’s Hall of Fame, Director of Alabama Girls State, and Chairman of the Alabama Academy of Honor. Dr. Randall is former Chair of the American Village Board of Directors. Dr. Randall is also the former head of Alabama Girls State and a member of the Board of Directors of the Alabama Center for Civic Life, which assists communities with local and national issues. In 2011, Dr. Randall was appointed to the Governor’s Tornado Recovery Action Council. Dr. Randall's dedication to the State of Alabama, as well as her extensive experience in the business and academic communities, make Dr. Randall a valuable member of the Company’s Board.

C. Dowd Ritter - Director since 1997
Mr. Ritter, 68, is the retired Chairman and Chief Executive Officer of Regions Financial Corporation and Regions Bank, positions he held from 2008 to 2010. He also served as Chairman of the Board, President, and Chief Executive Officer of AmSouth Bancorporation from 1998 until its merger with Regions Financial Corporation in 2008. Mr. Ritter is retired from the Board of Directors of Protective Life Corporation, where he served on the Risk, Finance, and Investments Committee and was the Chair of the Compensation and Management Succession Committee, and McWane, Inc., a privately held manufacturer of iron water works and plumbing products in Birmingham, Alabama. He is the former Chairman of the Board of Trustees of Birmingham-Southern College and Chairman Emeritus of the Birmingham Business Alliance. His additional past service to the community includes 2009 Co-Chair of the 50th Anniversary Campaign for The Community Foundation of Greater Birmingham, 2007 Honorary Chairman of the Multiple Sclerosis Society's Legacy of Leadership Campaign, the Birmingham Civil Rights Institute Campaign Steering Committee, the Sixteenth Street Baptist Church Stabilization Steering Committee, Chairman of the Board of Directors and 1993 Campaign Chair for the United Way of Central Alabama, campaign Co-Chairman for the American Cancer Society's Five Points South Center and Hope Lodge, member of the Board of Trustees of the Birmingham Museum of Art and Leadership Birmingham, and Director of the Economic Development Partnership of Alabama. Mr. Ritter's experience as a senior executive of large financial institutions, extensive exposure to complex financial issues at large public companies, and experience leading other business, economic development, civic, other not-for-profit, and educational organizations are valuable to the Company's Board.

Robert Mitchell Shackleford, III - Director since 2015
Mr. Shackleford, 64, is Vice President of Canfor Western U.S. South Operations. Canfor is a leading integrated forest products company with operations in Western Canada and in North Carolina, South Carolina, Alabama, Georgia, and Mississippi. Mr. Shackleford began his career at Gulf Lumber in 1977. In 1988, he became Executive Vice President of Gulf Lumber and in 2009 became President of Scotch-Gulf Lumber Company. Following the 2015 purchase of Scotch-Gulf Lumber by Canfor, Mr. Shackleford was named Vice President of Canfor Western U.S. South Operations. Mr. Shackleford is a member of the Regional Advisory Board of Regions Bank. He is currently on the Board of the Mississippi Export Railroad. He formerly served as Chairman of the Board of Directors of Southern Pine Inspection Bureau and as a Trustee for UMS-Wright Preparatory School in Mobile, Alabama. Mr. Shackleford’s extensive business experience, as well as his community leadership, make him a well-qualified and knowledgeable member of the Company’s Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Messrs. Hall and Shackleford, who were elected to the Board effective July 24, 2015, were identified jointly by members of the Board and management.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company's 2016 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his vote at least 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

RETIRING DIRECTORS

Ralph D. Cook
Justice Cook, who has served as a Director of the Company since 2008, is retiring from the Board effective April 22, 2016. During his time on the Board, Justice Cook served on the Nuclear Committee and the Controls and Compliance Committee. Justice Cook is of counsel with the law firm of Hare, Wynn, Newell and Newton, LLP, in Birmingham, Alabama. He returned to this position in October 2015, following his tenure as the city attorney for Birmingham, Alabama, a position he was appointed to by the Mayor of Birmingham and held from January 2014 through September 2015. Prior to serving as the city attorney, he was of counsel with Hare, Wynn, Newell and Newton, LLP from January 2001 through December 2013. Justice Cook also served for 24 years as a District Judge, a Circuit Judge, and an Associate Justice on the Alabama Supreme Court. He is a member of the National Bar Association, Alabama State Bar, California State Bar, Birmingham and Bessemer Bar Associations, a fellow in the American College of Trial Lawyers, and an elected member of the American Law Institute. He has served as President of both the Alabama Lawyers Association and the Alabama Association for Justice. Justice Cook served as Dean and Professor of Miles Law School, Birmingham, Alabama, and also taught at San Jose State University and Cabrillo College in California. He is a former President of the Kiwanis Club of Birmingham and former Chairman of the Birmingham Museum of Art. He serves, or has served, on the Boards of Directors of the Birmingham Civil Rights Institute, the Community Foundation of Greater Birmingham, the Salvation Army, the Alabama Civil Justice Foundation, St. Vincent's Hospital Foundation, the Birmingham Business Alliance, and other civic and community organizations.

Malcolm Portera
Dr. Portera, who has served as a Director of the Company since 2003, is retiring from the Board effective April 22, 2016. During his time on the Board, Dr. Portera served on the Compensation Committee. Dr. Portera is a partner in Portera and Associates (a business planning and development firm), a position he has held since 2014. From 2002 to 2012, he served as the Chancellor of The University of Alabama System, which is the State of Alabama's largest higher education enterprise. Dr. Portera serves on the Board of Directors of Protective Life Corporation, Birmingham, Alabama, where he has served on the Corporate Governance and Nominating Committee, the Risk, Finance, and Investments Committee, and the Compensation Committee. He previously served as a Director of Regions Financial Corporation, Birmingham, Alabama. Dr. Portera was formerly the President of Mississippi State University. Prior to that, Dr. Portera held a number of increasingly important positions with the University of Alabama System and launched a successful business development and strategic planning company. He has also served in leadership roles for the Birmingham Business Alliance, the Riley Foundation, Southern Research Institute, the University of Alabama at Birmingham Health System, the West Alabama Chamber of Commerce, the Bryant-Jordan Scholarship Foundation, Operation New Birmingham, the University of Alabama at Birmingham Research Foundation, the University of Alabama at Huntsville Foundation, the Alabama Technology Network, and the Public Affairs Research Council of Alabama. He is the former Chair of the Council of Presidents of the Southeastern Universities Research Association and Vice Chair of the Alabama Research Alliance.

James H. Sanford
Mr. Sanford, who has served as a Director of the Company since 1983, is retiring from the Board effective April 22, 2016. During his time on the Board, Mr. Sanford served as Chairman of the Compensation Committee as well as a member of the former Audit, Nominating, and Nuclear Safety Committees. Mr. Sanford is Chairman of the Board of HOME Place Farms, Inc. (agriculture, computer services, and real estate investments) and Choice Cotton, Inc. (cotton merchant enterprise), a General Partner for HOME Place Capital, a member of Owensboro Towne Center, LLC, and general manager of Warm Springs, LLC and JHS Farms, LLC. He also serves as President of Autauga Quality Cotton Association (10-state cotton marketing cooperative) and Chairperson of the Legends Park Improvement District, both of Prattville, Alabama. He serves on the Boards of Auburn University and Judson College. He has served as a Director and Chairman of the Board of the Federal Reserve Bank of Atlanta, Birmingham Branch and a member of the Commodity Futures Trading Commission Agricultural Advisory Committee. Mr. Sanford also serves as Chairperson of the Alabama Cotton Commission and the Auburn Research and Technology Foundation, Director of the Autauga County Farmers Federation and the Economic Development Partnership of Alabama, and Chairman of the EDPA Foundation, Inc. Mr. Sanford is a Director of Autauga Services of Autauga County (a United Way affiliate). He is also a member of the Board of Directors of the Edward Via College of Osteopathic Medicine in Auburn, Alabama. Additionally, Mr. Sanford serves on the Board for Autauga Foundation, Coosa-Alabama River Improvement Association, Montgomery Chamber of Commerce, and Montgomery Area Committee of 100. He is a member of the Auburn University Research Advisory Board, Auburn University College of Agriculture Dean's Council, Auburn University Montgomery Trustee Advisory Board, and Marion Military Institute Presidential Advisory Council. Mr. Sanford has served in leadership roles on numerous civic, community, and educational boards, foundations, committees, and councils.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors which has been set at a total not to exceed 25 members. The current nominees for election as Directors consist of 11 members - 10 non-employee Directors and Mr. Crosswhite, the Chairman of the Board, President, and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:

Annual cash retainer:
■	$48,000 for Directors serving as chair of a Board committee(1); $40,000 for other Directors (paid quarterly)

Annual stock retainer:
■	$34,500 per year payable in shares of Southern Company common stock (Common Stock) (paid quarterly)(2)

Meeting fees:
■	$1,800 for each Board meeting attended, beginning with the 6th meeting in a calendar year
■	$1,200 for participation in a meeting of a committee of the Board and for any other Board of Director business-related meeting at which the Director participates as a representative of the Board

(1) The annual cash retainer for Directors serving as a chair of a Board committee was increased in October 2015.
(2) The annual stock retainer was increased in October 2015.

All or a portion of a Director's cash retainer fee and meeting fees may be paid in Common Stock.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Alabama Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the Board ends. Deferred compensation may be invested as follows, at the Director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the Board; or

•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee Directors that served during any part of 2015, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Whit Armstrong	54,150	31,125	3,268	88,543
Ralph D. Cook(4)	49,600	31,125	4,632	85,357
David J. Cooper, Sr.	42,400	31,125	2,140	75,665
O.B. Grayson Hall, Jr.(5)	16,667	13,625	305	30,597
John D. Johns(6)	10,000	7,500	—	17,500
Anthony A. Joseph(7)	41,467	28,625	2,530	72,622
Patricia M. King	44,800	31,125	3,377	79,302
James K. Lowder	46,000	31,125	2,228	79,353
Malcolm Portera(4)	43,600	31,125	560	75,285
Robert D. Powers	58,950	31,125	4,759	94,834
Catherine J. Randall(7)	39,067	28,625	3,074	70,766
C. Dowd Ritter	42,400	31,125	2,865	76,390
James H. Sanford(4)	47,683	31,125	2,817	81,625
R. Mitchell Shackleford, III(5)	17,867	13,625	3,607	35,099
John Cox Webb, IV(8)	16,200	10,000	12,672	38,872

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.

(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.

(3)	Consists of reimbursements for taxes on imputed income associated with gifts and activities provided to attendees at Company-sponsored events.
(4) Justice Cook, Dr. Portera, and Mr. Sanford are retiring from the Board effective April 22, 2016.

(5)	Mr. Hall and Mr. Shackleford were elected to the Board effective July 24, 2015.
(6) Mr. Johns resigned from the Board effective February 8, 2015. Until his resignation, Mr. Johns served on the Executive Committee.
(7) Mr. Joseph and Dr. Randall were elected to the Board effective January 23, 2015.

(8)	Mr. Webb retired from the Board effective April 24, 2015. Until his retirement, Mr. Webb served as Chairman of the Controls and Compliance Committee.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because the Chief Executive Officer is the Director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company's non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each regularly scheduled Board of Directors meeting. The Chairman of the Controls and Compliance Committee presides over these executive sessions. Information on how to communicate with the Chairman of the Controls and Compliance Committee or the non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Armstrong, Chairman; Justice Cook, Mr. Joseph, and Mr. Lowder

•	Met four times in 2015

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company's system of internal control, compliance, ethics, and employee concerns programs and activities. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Sanford, Chairman; Mr. Hall, Dr. Portera, and Dr. Randall

•	Met three times in 2015

•	Oversees the administration of the Directors' compensation arrangements and reviews employee compensation

The Company's Compensation Committee reviews and provides input to Southern Company's Chairman, President, and Chief Executive Officer for consideration of the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company's Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. The Southern Company Compensation and Management Succession Committee also expected Pay Governance to advise on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. In connection with its engagement of Pay Governance, the Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence including (1) the amount of fees received by Pay Governance from Southern Company as a percentage of Pay Governance's total revenue; (2) its policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships, including Common Stock ownership, that could impact independence. After reviewing these and other factors, the Southern

Company Compensation and Management Succession Committee determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2015, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Crosswhite, Chairman; Mr. Armstrong, Mr. Cooper, and Mr. Ritter

•	Met two times in 2015

•	Acts in place of full Board on matters that require Board action between scheduled meetings of the Board to the extent permitted by law and within certain limits set by the Board

Nuclear Committee:

•	Members are Mr. Powers, Chairman; Justice Cook, Ms. King, and Mr. Shackleford

•	Met four times in 2015

•	Reviews nuclear activities

•	Chairman serves on the Southern Nuclear Operating Company, Inc. Nuclear Oversight Committee as a representative of the Board for which he receives meeting fees from the Company

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.

DIRECTOR ATTENDANCE

The Board of Directors met five times in 2015. Average Director attendance at all applicable Board and committee meetings held in 2015 was 98%. No nominee attended less than 75% of applicable meetings during 2015.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full Board, with input from the Company's Chairman, President, and Chief Executive Officer, identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company's by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for Director nominees. Southern Company's Chairman, President, and Chief Executive Officer also has input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's Board of Directors, the Chairman of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203 or by sending an email to apcocorpsec@southernco.com. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by Directors. The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company's preferred stock rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. Four of the Company's Directors attended the Company's 2015 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the Board of Directors of Southern Company. The Company's management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2015 Annual Report with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company . The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held ten meetings during 2015.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2016. At the 2016 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify the Audit Committee's selection of the independent registered public accounting firm.

Members of the Audit Committee as of December 31, 2015:

Jon A. Boscia, Chair
Juanita Powell Baranco
Warren A. Hood, Jr.
John D. Johns

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2015 and 2014.

	2015	2014
	(in thousands)
Audit Fees(1)	$2,508	$2,448
Audit-Related Fees (2)	13	28
Tax Fees	0	0
All Other Fees (3)	36	60
Total	$2,557	$2,536

(1)	Includes services performed in connection with financing transactions.

(2)	Includes non-statutory audit services in both 2014 and 2015.

(3)
Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2014 and 2015, subscription fees for Deloitte & Touche's technical accounting research tool in 2014 and 2015, information technology consulting services related to general ledger software of the Company in 2014, and travel expenses for Deloitte & Touche's training facilitator in 2015.

In 2002, the Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by the Company's principal independent registered public accounting firm. All services included in the chart above were pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2016 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

This section describes the compensation program for the Company's Chief Executive Officer and Chief Financial Officer in 2015, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year. Collectively, these officers are referred to as the named executive officers.

Mark A. Crosswhite	Chairman, President, and Chief Executive Officer
Philip C. Raymond	Executive Vice President, Chief Financial Officer, and Treasurer
James P. Heilbron	Senior Vice President and Senior Production Officer
Zeke W. Smith	Executive Vice President
Steven R. Spencer	Executive Vice President

As of April 1, 2016, Mr. Spencer will become president of the Economic Development Partnership of Alabama and will no longer be an executive officer of the Company.

EXECUTIVE SUMMARY

Pay for Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2015.

	Salary ($)(1)	% of Total	Annual Cash Incentive Award ($)(2)	% of Total	Long-Term Equity Incentive Award ($)(3)	% of Total
M. A. Crosswhite	633,537	23%	698,899	25%	1,475,743	52%
P. C. Raymond	362,200	41%	271,849	30%	255,424	29%
J. P. Heilbron	250,835	44%	166,938	29%	151,427	27%
Z. W. Smith	362,211	41%	271,858	30%	255,424	29%
S. R. Spencer	486,985	36%	400,539	30%	464,314	34%

(1) Salary is the actual amount paid in 2015.
(2) Annual Cash Incentive Award is the actual amount earned in 2015 under the Performance Pay Program based on achievement of performance goals.
(3) Long-Term Equity Incentive Award reflects the target value of the performance shares granted in 2015 under the Performance Share Program.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company earnings per share (EPS), based on actual results as adjusted by the Compensation Committee, compared to target performance levels established early in the year, determine the actual payouts under the annual cash incentive award program (Performance Pay Program).

•
Southern Company's total shareholder return (TSR) compared to those of industry peers, cumulative EPS, and equity-weighted return on equity (ROE) over a three-year period lead to higher or lower payouts under the long-term equity incentive award program (Performance Share Program).

In support of this performance-based pay philosophy, the Company has no general employment contracts with the named executive officers.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the nearly 7,000 employees of the Company. Performance shares were granted to over 600 employees of the Company. These programs engage employees and encourage alignment of their interests with the Company's customers and Southern Company's stockholders.

The Company's financial and operational goal results and Southern Company's EPS goal results for 2015, as adjusted and further described in this CD&A, are shown below:

Financial:	138% of Target	Operational:	157% of Target	EPS:	151% of Target

Southern Company's annualized TSR has been:

1-Year:	(0.1)%	3-Year:	7.9%	5-Year:	9%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation Philosophy

The Company's compensation program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Motivate and reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted TSR for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals and Southern Company EPS. Long-term performance pay is tied to Southern Company's TSR performance, cumulative EPS, and equity-weighted ROE.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Policy against pledging of Southern Company stock applicable to all executive officers and Directors of Southern Company, including the Company's Chief Executive Officer.

•	Strong stock ownership requirements that are being met by all named executive officers.

Establishing Executive Compensation

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee relies on input from its independent compensation consultant, Pay Governance. The Compensation Committee also relies on input from Southern Company's Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2015 annual meeting of stockholders. In light of the significant support of Southern Company's stockholders (94% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS
Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's Chief Executive Officer. Southern Company's Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for both are developed from a size-appropriate energy services executive compensation survey database. The survey participants, listed below, are utilities with revenues of $6 billion or more.
Market data for the Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, the annual cash incentive award at target performance level, and the long-term equity incentive award at target performance level. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary, the annual cash incentive award, or the long-term equity incentive award as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2015 compensation amounts.

Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

American Electric Power Company, Inc.	ENGIE Energy North America	NRG Energy, Inc.
Bg US Services, Inc.	Entergy Corporation	Pacific Gas & Electric Corporation
Calpine Corporation	Eversource International	PPL Corporation
CenterPoint Energy, Inc.	Exelon Corporation	Public Service Enterprise Group Inc.
CMS Energy Corporation	First Energy Corp.	Sempra Energy
Consolidated Edison, Inc.	GE Energy	Tennessee Valley Authority
Dominion Resources, Inc.	Kinder Morgan, Inc.	The AES Corporation
DTE Energy Company	Monroe Energy	The Williams Companies
Duke Energy Corporation	National Grid USA	UGI Corporation
Edison International	NextEra Energy, Inc.	Xcel Energy Inc.
Energy Transfer Partners, L.P.

EXECUTIVE COMPENSATION PROGRAM

The primary components of the 2015 executive compensation program include:

•	Short-term compensation

◦	Base salary

◦	Performance Pay Program

•	Long-term compensation

◦	Performance Share Program

•	Benefits

The performance-based compensation components are linked to the Company's financial and operational performance as well as Southern Company's financial and stock price performance, including TSR, EPS, and ROE. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and motivates and rewards performance.

2015 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2015.

With the exception of Southern Company executive officers, including Mr. Crosswhite, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February, and changes are made effective March 1. The base salary levels established early in the year for the named executive officers were set within the applicable position level salary range and were recommended by the individual named executive officer's supervisor and approved by Southern Company's Chief Executive Officer. Mr. Crosswhite's base salary was approved by the Compensation Committee.

	March 1, 2014 Base Salary ($)	March 1, 2015 Base Salary ($)
M. A. Crosswhite	600,000	641,609
P. C. Raymond	350,864	364,898
J. P. Heilbron	244,419	252,363
Z. W. Smith	350,746	364,911
S. R. Spencer	481,116	488,760

2015 Performance-Based Compensation

This section describes short-term and long-term performance-based compensation for 2015.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to continue to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2015, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Long-term, risk-adjusted Southern Company TSR;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company's Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2015 Annual Performance-Based Pay Program

                                                   Annual Performance Pay Program Highlights

• Changes in 2015
▪ Added individual performance goals for the Chief Executive Officer
• Rewards achievement of annual performance goals; performance results can range from 0% to 200% of target, based on actual level of goal achievement
▪ EPS: Earned at 151% of target
▪ Net Income: Earned at 138% of target
▪ Operations: Earned at 157% of target
• 2015 Payout: Exceeded target performance
▪ Chief Executive Officer payout at 145% of target
▪ Average of the other named executive officers' payout at 149% of target

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals for all employees. In setting goals, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company's traditional operating companies, including the Company, and Southern Power Company (Southern Power), the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts.

•	Business Unit Operational Goals: Varies by business unit
For Southern Company's traditional operating companies, including the Company, operational goals are customer satisfaction, safety, culture, plant availability, transmission and distribution system reliability, and major projects (Georgia Power Company (Georgia Power) and Mississippi Power Company (Mississippi Power)). Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year, as adjusted and approved by the Compensation Committee. The EPS performance measure is applicable to all participants in the Performance Pay Program.

•	Individual Performance Goals for the Chief Executive Officer:
Beginning in 2015, the Performance Pay Program incorporates individual goals for all executive officers of Southern Company, including Mr. Crosswhite. The Compensation Committee sets the individual goals for Mr. Crosswhite and evaluates his performance at the end of the year. The individual goals account for 10% of Mr. Crosswhite's Performance Pay Program goals.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Safety
Southern Company's Target Zero program is focused on continuous improvement in striving for a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Major Projects - Plant Vogtle Units 3 and 4 and Kemper IGCC
The Southern Company system is committed to the safe, compliant, and high-quality construction and licensing of two new nuclear generating units under construction at Georgia Power's Plant Vogtle (Plant Vogtle Units 3 and 4) and Mississippi Power's construction of the integrated coal gasification combined cycle facility in Kemper County (Kemper IGCC), as well as excellence in transition to operations and prudent decision-making related to these two major projects. A combination of subjective and objective measures is considered in assessing the degree of achievement. Annual goals are established that are designed to achieve long-term project completion with a focus on validating technology and providing clean, reliable operation. An executive review committee is in place for each project to assess progress. Final assessments for each project are approved by either Southern Company’s Chief Executive Officer or Southern Company’s Chief Operating Officer and confirmed by the Nuclear/Operations Committee of Southern Company.

Strategic projects enable the Southern Company system to expand capacity to provide clean, safe, reliable and affordable energy to customers across the region. Long-term projects are accomplished through achievement of annual goals over the life cycle of the project.

Nuclear Plant Operations
Nuclear plant performance is evaluated by measuring nuclear safety as rated by independent industry evaluators, as well as by a quantitative score comprised of various plant performance indicators. Plant reliability and operational availability are measured as a percentage of time the nuclear plant is operating. The reliability and availability metrics take generation reductions associated with planned outages into consideration.
Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price.

Financial Performance Goals	Description	Why It Is Important
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns and to support and grow the dividend.
Net Income
For the traditional operating companies, including the Company, and Southern Power, the business unit financial performance goal is net income after dividends on preferred and preference stock.

Overall corporate performance is determined by the equity-weighted average of the business unit net income goal payouts.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.

Individual Performance Goals (Mr. Crosswhite only)	Description	Why It Is Important
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning, and fostering the culture and diversity of the organization.
Individual goals provide the Compensation Committee the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that lead to sustainable long-term growth.

The range of business unit and Southern Power net income goals and Southern Company EPS goals for 2015 is shown below.

Level of Performance	Alabama Power Net Income ($, in millions)	Georgia Power Net Income ($, in millions)	Gulf Power Net Income ($, in millions)	Mississippi Power Net Income ($, in millions)	Southern Power Net Income ($, in millions)	Southern Company EPS ($)
Maximum	821.0	1,312.0	158.0	212.2	225.0	2.96
Target	763.0	1,208.0	144.6	190.0	165.0	2.82
Threshold	704.0	1,103.0	131.3	167.8	105.0	2.68

The Compensation Committee approves threshold, target, and maximum performance levels for each of the operational goals. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Mr. Heilbron, all of the named executive officers are paid based on the Company's net income and operational performance. Southern Company Generation officers, including Mr. Heilbron, are paid based on the goal achievement of the traditional operating company supported (60%) and Southern Company Generation (40%). The Southern Company Generation business unit financial goal is based on the equity-weighted average net income payout results of the traditional operating companies and Southern Power. With the exception of the culture and safety goals, Southern Company Generation's operational goal results are the corporate/aggregate operational goal results.

Actual 2015 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Crosswhite, Raymond, Heilbron, Smith, and Spencer)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Slightly above target
Culture	Above target
Availability	Maximum
Reliability	Slightly below target
Total Company Operational Goal Performance Factor	157%

Southern Company Generation (Mr. Heilbron)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Below target
Major Projects - Plant Vogtle Units 3 and 4 annual objectives	Above target
Major Projects - Kemper IGCC annual objectives	At target
Culture	Above target
Availability	Maximum
Reliability	Below target
Total Southern Company Generation Operational Goal Performance Factor	139%

Financial Performance Goal Results

Goal	Result	Achievement Percentage (%)
Company Net Income (in millions)	$785.30	138
Southern Power Net Income (in millions)	$210.00	184
Corporate Net Income Result	Equity-Weighted Average	145
EPS (from ongoing business activities) as adjusted by the Compensation Committee	$2.86*	151

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Southern Company's reported 2015 adjusted EPS result was $2.89. The reported adjusted EPS result excludes the impact of charges related to the Kemper IGCC, acquisition costs related to the proposed merger with AGL Resources, and the settlement costs related to MC Asset Recovery, LLC. In addition to these three items, the Compensation Committee approved a further adjustment for the earnings impact related to the termination of an asset purchase agreement for a portion of the Kemper IGCC. This additional adjustment reduced the Southern Company EPS result for the Performance Pay Program compensation purposes from $2.89 to $2.86.

A total performance factor is determined by adding the applicable business unit financial and operational goal performance and the EPS results and dividing by three, except for Mr. Crosswhite. For Mr. Crosswhite, the business unit financial and operational goal performance and EPS results are worth 30% each of the total performance factor, while his individual performance goal result is worth the remaining 10%. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer.

	Southern Company EPS Result (%)	Business Unit Financial Goal Result (%)	Business Unit Operational Goal Result (%)	Individual Goal Result (%)	Total Performance Factor (%)
M. A. Crosswhite	151	138	157	112	145
P. C. Raymond	151	138	157	N/A	149
J. P. Heilbron	151	141	150	N/A	147
Z. W. Smith	151	138	157	N/A	149
S. R. Spencer	151	138	157	N/A	149

The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity (% of base salary)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (% of target)	Actual Annual Performance Pay Program Payout ($)
M. A. Crosswhite	75	481,207	145	698,899
P. C. Raymond	50	182,449	149	271,849
J. P. Heilbron	45	113,563	147	166,938
Z. W. Smith	50	182,455	149	271,858
S. R. Spencer	55	268,818	149	400,539

Long-Term Performance-Based Compensation

2015 Long-Term Pay Program Highlights

•
Changes in 2015
◦
Moved away from granting stock options; 100% of award is in performance shares subject to achievement of performance goals over a three-year performance period
◦
Expanded performance goals to include three performance measurements (TSR, EPS, and ROE)
•
Performance Shares
◦
Represents 100% of long-term target value
▪
TSR relative to industry peers (50%)
▪
Cumulative three-year EPS (25%)
▪
Equity-weighted ROE (25%)
◦
Three-year performance period from 2015 through 2017
◦
Performance results can range from 0% to 200% of target
◦
Paid in Common Stock at the end of the performance period; accrued dividends only received if and when award is earned

Since 2010, the long-term performance-based compensation program has included two components: stock options and performance shares. In early 2015, the Compensation Committee made some changes to the long-term performance-based compensation program that followed from the focus on continuously refining the executive compensation program to more effectively align executive pay with performance and reflect best compensation practices. Beginning with the 2015 grant, the Compensation Committee moved away from granting stock options and shifted the long-term equity award to 100% performance shares. The new structure maintains the three-year performance cycle but expands the performance metrics from one to three metrics: relative TSR (50% weighting), cumulative three-year EPS (25% weighting), and equity-weighted ROE (25% weighting).

2015-2017 Performance Share Program Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the portion of the grant attributable to the relative TSR goal, the value per unit was $46.43. For the portion of the grant attributable to the cumulative three-year EPS and equity-weighted ROE goals, the value per unit was $47.79. A target number of performance shares are granted to a participant, based on the total target value as determined as a percentage of a participant's base salary, which varies by grade level. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

The following table shows the grant date fair value and target number of the long-term equity incentive awards granted in 2015.

	Target Value (% of base salary)	Relative TSR (50%)		Cumulative EPS (25%)		Equity-Weighted ROE (25%)		Total Long-Term Grant
		Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)
M. A. Crosswhite	230	737,866	15,892	368,939	7,720	368,939	7,720	1,475,743	31,332
P. C. Raymond	70	127,729	2,751	63,847	1,336	63,847	1,336	255,424	5,423
J. P. Heilbron	60	75,727	1,631	37,850	792	37,850	792	151,427	3,215
Z. W. Smith	70	127,729	2,751	63,847	1,336	63,847	1,336	255,424	5,423
S. R. Spencer	95	232,150	5,000	116,082	2,429	116,082	2,429	464,314	9,858

The award includes three performance measures for the 2015-2017 performance period: relative TSR (50% weighting), cumulative three-year EPS (25% weighting), and equity-weighted ROE (25% weighting).

Goal	What it Measures	Why it’s Important	How it’s Calculated
Relative TSR	Stock price performance plus dividends relative to peer companies	Aligns employee pay with investor returns relative to peers
(Common Stock price at end of year 3 - common stock price at start of year 1 + dividends paid and reinvested) / Common Stock price at start of year 1
Result compared to similar calculation for peer group

Cumulative EPS	Cumulative EPS over the three-year performance period	Aligns employee pay with Southern Company's earnings growth	EPS Year 1 + EPS Year 2 + EPS Year 3 = Cumulative EPS Result
Equity-Weighted ROE	Equity-weighted ROE of the traditional operating companies	Aligns employee pay with Southern Company’s ability to maximize return on capital invested	Average equity-weighted ROE of each traditional operating company during three-year performance period multiplied by the average equity weighting of each during the period

For each of the performance measures, a threshold, target, and maximum goal was set at the beginning of the performance period.

	Relative TSR Performance (50% weighting)	Cumulative EPS Performance (25% weighting)	Equity-Weighted ROE Performance (25% weighting)	Payout (% of Performance Share Units Paid)
Maximum	90th percentile or higher	$9.16	5.9%	200%
Target	50th percentile	$8.66	5.1%	100%
Threshold	10th percentile	$8.16	4.7%	0%
The EPS and ROE goals are also both subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating falls below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals will be reduced to zero.

TSR is measured relative to a peer group of companies that are believed to be most similar to Southern Company in both business model and investors. The peer group is subject to change based on merger and acquisition activity.

TSR Performance Share Peer Group for 2015 - 2017 Performance Period

Alliant Energy Corporation	OGE Energy Corporation
Ameren Corporation	Pepco Holdings, Inc.
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	PPL Corporation
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Westar Energy Inc.
Edison International	Wisconsin Energy Corporation
Entergy Corporation	Xcel Energy Inc.
Eversource Energy

Other Details about the Program
Performance shares are not earned until the end of the three-year performance period and after certification of the results by the Compensation Committee. A participant can earn from 0% to 200% of the target number of performance shares granted at the beginning of the performance period based solely on achievement of the performance goals over the three-year performance period. Dividend equivalents are credited during the three-year performance period but are only paid out if and when the award is earned. If no performance shares are earned, then no dividends are paid out. Payout for performance between points will be interpolated on a straight-line basis.

A participant who terminates employment, other than due to retirement or death, forfeits all unearned performance shares. Participants who retire during the performance period will receive the full amount of performance shares actually earned at the end of the three-year period. Performance shares will be prorated based on the number of months employed during the performance period for a participant who dies during the performance period.

The Compensation Committee retains the discretion to approve adjustments in determining actual performance goal achievement.

2013-2015 Payouts

Performance share grants were made in 2013 with a three-year performance period that ended on December 31, 2015. Based on Southern Company's TSR achievement relative to that of the Philadelphia Utility Index (55% payout) and the custom peer group (0% payout), the payout percentage was 28% of target, which is the average of the results for the two peer groups.

Philadelphia Utility Index
AEP	DTE	Exelon
AES	Duke	First Energy
Ameren	Edison	NextEra
CenterPoint	El Paso Electric	PG&E
ConEd	Entergy	PSEG
Covanta	Eversource Energy	Xcel
Dominion

Custom Peer Group
AEP	Edison
Alliant Energy	Eversource Energy
Ameren	PG&E
CMS	Pinnacle West
ConEd	Scana
DTE	Wisconsin Energy
Duke	Xcel

Actual payouts were significantly less than the target grant date fair value due to below-target relative TSR performance.

	Target Performance Shares (#)	Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)(1)
M. A. Crosswhite	13,051	528,566	3,654	170,971
P. C. Raymond	3,128	126,684	876	40,988
J. P. Heilbron	2,018	81,729	565	26,436
Z. W. Smith	3,087	125,024	864	40,427
S. R. Spencer	6,401	259,241	1,792	83,848

(1) Calculated using a stock price of $46.79, which was the closing price on December 31, 2015, the date the performance shares vested.

Restricted Stock Units

In limited situations, restricted stock units are granted to address specific needs, including retention. These awards serve two primary purposes. They further align the recipient's interests with those of Southern Company's stockholders, and they provide strong retention value. For treatment upon termination or change in control, see Potential Payments Upon Termination or Change-in-Control.

Restricted stock units granted to Mr. Spencer in 2013 vested on December 31, 2015.

See the Summary Compensation Table, Grants of Plan Based Awards table, and Outstanding Equity Awards at 2015 Fiscal Year-End table and accompanying information for more information on these awards of restricted stock units.

Timing of Performance-Based Compensation

The establishment of performance-based compensation goals and the granting of equity awards are not timed to coincide with the release of material, non-public information.

OTHER COMPENSATION ELEMENTS

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Substantially all employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with Messrs. Crosswhite and Raymond. Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company's subsidiaries. Mr. Raymond's prior experience working on energy industry regulatory matters is valuable to the Company and its affiliates. Mr. Crosswhite's agreement provides an additional fifteen years of benefits, and Mr. Raymond's agreement provides retirement benefits as if he was employed an additional eight years. Messrs. Crosswhite and Raymond were both vested in their respective benefits as of December 31, 2015. These agreements provide a benefit which recognizes the expertise both brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond.

The Company also provides the Deferred Compensation Plan, which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Crosswhite and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2015, including amounts, are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

OTHER COMPENSATION POLICIES

Executive Stock Ownership Requirements

Officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements. All of the named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company's stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
M. A. Crosswhite	3 Times	6 Times
P. C. Raymond	2 Times	4 Times
J. P. Heilbron	2 Times	4 Times
Z. W. Smith	2 Times	4 Times
S. R. Spencer	1.5 Times	3 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement. Newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirement. All of the named executive officers are meeting their respective ownership requirements.

Policy on Recovery of Awards

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay Southern Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging and Pledging of Common Stock

The Southern Company system's insider trading policy provides that employees, officers, and Directors will not trade Southern Company options on the options market and will not engage in short sales. In early 2016, Southern Company added a "no pledging" provision to the insider trading policy that prohibits pledging of Common Stock for all Southern Company Directors and executive officers, including the Company's President and Chief Executive Officer.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in this Information Statement.

Members of the Compensation Committee:

Henry A. Clark III, Chair
David J. Grain
Veronica M. Hagen
William G. Smith, Jr.
Steven R. Specker

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2013, 2014, and 2015 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Mark A. Crosswhite	2015	633,537	0	1,475,743	—	698,899	698,803	45,102	3,552,084
Chairman, President,	2014	581,327	0	827,982	552,000	701,001	996,216	36,963	3,695,489
and Chief Executive
Officer

Philip C. Raymond	2015	362,200	0	255,424	—	271,849	291,508	30,686	1,211,667
Executive Vice President, Chief Financial Officer, and Treasurer	2014	347,837	75,000	147,682	98,465	310,117	518,849	67,043	1,564,993
	2013	306,062	0	126,684	84,464	180,856	90,843	24,126	813,035

James P. Heilbron	2015	250,835	0	151,427	—	166,938	18,295	23,261	610,756
Senior Vice President	2014	242,817	0	88,144	58,773	190,281	164,655	20,513	765,183
and Senior Production Officer	2013	231,944	45,000	81,729	54,502	100,940	—	41,230	555,345

Zeke W. Smith	2015	362,211	0	255,424	—	271,858	280,996	35,714	1,206,203
Executive Vice	2014	348,110	75,000	147,795	98,534	310,128	557,344	62,610	1,599,521
President	2013	303,586	0	125,024	83,360	180,982	71,178	24,593	788,723

Steven R. Spencer	2015	486,985	0	464,314	—	400,539	426,343	35,321	1,813,502
Executive Vice	2014	474,664	0	274,230	182,822	458,228	808,513	32,372	2,230,829
President	2013	449,955	0	1,441,901	172,849	274,791	72,254	31,221	2,442,971

Column (a)

Mr. Crosswhite was an executive officer of the Company from 2006 to 2010 and then again starting in 2014. He was not an executive officer of the Company in 2011, 2012, and 2013.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2015. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2015. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (50% of grant value) and the closing price of Common Stock on the grant date (50% of grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2017. The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the performance shares granted in 2015, assuming that the highest level of performance is achieved, is as follows: Mr. Crosswhite - $2,951,486; Mr. Raymond - $510,848; Mr. Heilbron - $302,853; Mr. Smith - $510,848; and Mr. Spencer - $928,628. See Note 8 to the financial statements in the 2015 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

Stock options were not granted in 2015. This column reports the aggregate grant date fair value of stock options granted in 2013 and 2014.

Column (g)

The amounts in this column reflect actual payouts under the annual Performance Pay Program. The amount reported for 2015 is for the one-year performance period that ended on December 31, 2015.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65.

This column also reports any above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

The amounts reported for 2015 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
M. A. Crosswhite	13,036	0	13,271	18,795	45,102
P. C. Raymond	8,889	3,325	13,515	4,957	30,686
J. P. Heilbron	8,199	2,263	12,281	518	23,261
Z. W. Smith	14,812	2,438	13,506	4,958	35,714
S. R. Spencer	9,370	3,135	11,495	11,321	35,321

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of a financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Corporate Aircraft. The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted for the Chairman, President, and Chief Executive Officer. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events, a security assessment for Mr. Crosswhite, and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2015

This table provides information on short-term and long-term incentive compensation awards made in 2015.

		Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Grant Date Fair Value of Stock and Option Awards ($) (i)
M. A.		4,812	481,207	962,414
Crosswhite	2/9/2015				313	31,332	62,664	1,475,743

P. C.		1,824	182,449	364,898
Raymond	2/9/2015				54	5,423	10,846	255,424

J. P.		1,136	113,563	227,126
Heilbron	2/9/2015				32	3,215	6,430	151,427

Z. W.		1,825	182,455	364,911
Smith	2/9/2015				54	5,423	10,846	255,423

S. R.		2,688	268,818	537,636
Spencer	2/9/2015				98	9,858	19,716	464,314

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2015. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2015 are included in column (g) of the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the long-term Performance Share Program performance shares granted to the named executive officers in 2015. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential shares that can be earned as established by the Compensation Committee. Earned performance shares and accrued dividends will be paid out in Common Stock following the end of the 2015 through 2017 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Column (i)

This column reflects the aggregate grant date fair value of the Performance Share Program performance shares granted in 2015. 50% of the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($46.43), while the other 50% is based on the closing price of the Common Stock on the grant date ($47.79). The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2015 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

This table provides information about stock options and stock awards (performance shares) as of December 31, 2015.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (g)
M. A. Crosswhite	63,926 63,125 80,454 83,637	0 0 40,227 167,272	37.97 44.42 44.06 41.28	02/14/2021 02/13/2022 02/11/2023 02/10/2024	22,056 32,916	1,032,000 1,540,140
P.C. Raymond	23,351 23,505 19,284 14,919	0 0 9,642 29,838	37.97 44.42 44.06 41.28	02/14/2021 02/13/2022 02/11/2023 02/10/2024	3,934 5,696	184,072 266,516
J.P. Heilbron	4,808 15,046 15,489 12,443 8,905	0 0 0 6,222 17,810	35.78 37.97 44.42 44.06 41.28	02/18/2018 02/14/2021 02/13/2022 02/11/2023 02/10/2024	2,348 3,377	109,863 158,010
Z. W. Smith	23,419 19,032 14,930	0 9,516 29,858	44.42 44.06 41.28	02/13/2022 02/11/2023 02/10/2024	3,937 5,696	184,212 266,516
S.R. Spencer	48,064 39,463 27,701	0 19,732 55,400	44.42 44.06 41.28	02/13/2022 02/11/2023 02/10/2024	7,305 10,354	341,801 484,464

Columns (b), (c), (d), and (e)

Stock options were not granted in 2015. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2008 through 2012 with expiration dates from 2018 through 2022 were fully vested as of December 31, 2015. The options granted in 2013 and 2014 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2013	February 11, 2023	February 11, 2016
2014	February 10, 2024	February 10, 2017

Options also fully vest upon death, total disability, or retirement and expire three years following death, total disability, five years following retirement, or, if earlier, on the original expiration date.

Columns (f) and (g)

In accordance with SEC rules, column (f) reflects the target number of performance shares granted under the Performance Share Program that can be earned at the end of the three-year performance periods (January 1, 2014 through December 31, 2016 and January 1, 2015 through December 31, 2017). The number of shares reflected in column (f) for the performance shares granted in 2015 also reflects the deemed reinvestment of dividends on the target number of performance shares. Dividends are credited over the performance period but are only received at the end of the performance period if the underlying performance shares are earned.

The performance shares granted for the January 1, 2013 through December 31, 2015 performance period vested on December 31, 2015 at 28% of target and are shown in the Option Exercises and Stock Vested in 2015 table.

The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 31, 2015 ($46.79). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

OPTION EXERCISES AND STOCK VESTED IN 2015

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. A. Crosswhite	67,944	990,951	3,654	170,971
P. C. Raymond	2,980	27,396	876	40,988
J. P. Heilbron	—	—	565	26,436
Z. W. Smith	—	—	864	40,427
S. R. Spencer	82,255	717,123	31,075	1,453,999

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2015, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Column (d) includes the performance shares earned for the January 1, 2013 through December 31, 2015 performance period that vested on December 31, 2015. The award was earned at 28% of target. The value reflected in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($46.79).

Certain restricted stock units with reinvested dividends vested on December 31, 2015 and are reflected in column (d) for Mr. Spencer. The value of the restricted stock units as shown in column (e) is derived by multiplying the number of restricted stock units and reinvested dividends that vested (29,283) by the market value of the underlying shares on the vesting date ($46.79).

PENSION BENEFITS AT 2015 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
M. A. Crosswhite	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan SRA	10.92 10.92 10.92 15.00	342,191 837,786 435,991 2,305,339	0 0 0 0
P. C. Raymond	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan SRA	24.0 24.0 24.0 8.0	848,326 745,416 360,859 705,197	0 0 0 0
J. P. Heilbron	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	16.17 16.17 16.17	322,171 108,931 96,930	0 0 0
Z. W. Smith	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	32.75 32.75 32.75	1,165,424 1,002,420 503,095	0 0 0
S. R. Spencer	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	36.83 36.83 36.83	1,583,388 2,807,283 1,013,636	0 0 0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Substantially all employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2015 was $265,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates of pay.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2015, all of the named executive officers were retirement-eligible except Mr. Heilbron.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. As of December 31, 2015, all of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed and is either age 50 or vested in the Pension Plan as of date of death, benefits will be paid to a surviving spouse. A survivor's benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Internal Revenue Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant's death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These supplemental retirement benefits are also unfunded and not tax qualified. Information about the SRAs with Messrs. Crosswhite and Raymond is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 4.70% Pension Plan and 4.14% supplemental plans as of December 31, 2015,
•	Retirement date - Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement - Adjusted RP-2014 with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 50% single life annuity; 30% level income annuity; 15% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,
•	Spouse ages - Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2015 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. A. Crosswhite	0	18,795	1,562	0	307,450
P. C. Raymond	93,035	4,957	8,147	0	283,148
J. P. Heilbron	29,587	518	2,669	0	84,547
Z. W. Smith	155,064	4,958	16,870	0	901,058
S. R. Spencer	0	11,321	851	0	270,053

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2015, the rate of return in the Stock Equivalent Account was -0.01%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account, which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2015 in the Prime Equivalent Account was 3.32%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2015. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2015 were the amounts that were earned as of December 31, 2014 but not payable until the first quarter of 2015. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2015 but not payable until early 2016. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Internal Revenue Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Internal Revenue Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2015 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2015 and Reported in Prior Years' Information Statements ($)	Total ($)

M. A. Crosswhite	118,612	26,152	144,764
P. C. Raymond	154,849	9,938	164,787
J. P. Heilbron	33,267	735	34,002
Z. W. Smith	500,636	10,537	511,173
S. R. Spencer	—	106,110	106,110

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2015 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2015 and assumes that the price of Common Stock is the closing market price on December 31, 2015.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•
Southern Company Change in Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change in Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Does Not Survive Merger - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change in Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.
Annual Performance Pay Program	Prorated if retire before 12/31.	Prorated if retire before 12/31.	Forfeit.	Prorated if retire before 12/31.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Shares	No proration if retirement prior to end of performance period. Will receive full amount actually earned.	Forfeit.	Forfeit.	Death - prorated based on number of months employed during performance period. Disability - not affected.	Forfeit.
Restricted Stock Units	Forfeit.	Vest.	Forfeit.	Vest.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 10 annual installments).
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 20 annual installments).

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Does Not Survive Merger or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP- pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Based on type of change-in-control event.
SRA	Not affected.	Not affected.	Not affected.	Vest.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Restricted Stock Units	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected.	Not affected.	Not affected.	Not affected.
SBP	Not affected.	Not affected.	Not affected.	Not affected.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2015.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2015 under the Pension Plan, the SBP-P, the SERP, and, for Messrs. Crosswhite and Raymond, the SRA are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2015 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2015 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.

The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. Of the named executive officers, only Mr. Heilbron was not retirement-eligible on December 31, 2015.

	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)

M. A. Crosswhite	Pension	2,154	All plans treated as retiring	1,707
	SBP-P	107,881	All plans treated as retiring	107,881
	SERP	56,142	All plans treated as retiring	56,142
	SRA	296,856	All plans treated as retiring	296,856
P. C. Raymond	Pension	5,586	All plans treated as retiring	3,702
	SBP-P	95,166	All plans treated as retiring	95,166
	SERP	46,070	All plans treated as retiring	46,070
	SRA	90,031	All plans treated as retiring	90,031
J. P. Heilbron	Pension	n/a	1,454	2,388
	SBP-P	n/a	138,735	17,161
	SERP	n/a	0	15,271
Z. W. Smith	Pension	7,654	All plans treated as retiring	5,095
	SBP-P	128,093	All plans treated as retiring	128,093
	SERP	64,287	All plans treated as retiring	64,287
S. R. Spencer	Pension	10,592	All plans treated as retiring	5,429
	SBP-P	333,558	All plans treated as retiring	275,086
	SERP	120,439	All plans treated as retiring	101,285

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2015 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
M. A. Crosswhite	1,078,808	561,421	2,968,559	4,608,788
P. C. Raymond	951,657	460,701	900,310	2,312,668
J. P. Heilbron	136,163	121,161	0	257,324
Z. W. Smith	1,280,925	642,871	0	1,923,796
S. R. Spencer	3,335,579	1,204,389	0	4,539,968

The pension benefit amounts in the tables above were calculated as of December 31, 2015 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 3.26% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2015 is the greater of target or actual performance. Because actual payouts for 2015 performance were above the target level for all of the named executive officers, the amount that would have been payable to the named executive officers was the actual amount paid as reported in the Summary Compensation Table.

Stock Options and Performance Shares (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest. However, there is no payment associated with Equity Awards in that situation unless the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for good reason, Equity Awards vest.

For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2015. The value of performance shares is calculated using the closing price of Common Stock on December 31, 2015.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)		Total Number of Equity Awards Following Accelerated Vesting (#)		Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Stock Options	Performance Shares
M. A. Crosswhite	207,499	54,972	498,641	54,972	4,997,541
P. C. Raymond	39,480	9,630	120,539	9,630	1,037,829
J. P. Heilbron	24,032	5,725	80,723	5,725	688,379
Z. W. Smith	39,374	9,633	96,755	9,633	830,949
S. R. Spencer	75,132	17,659	190,360	17,659	1,559,665

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers except Mr. Heilbron are retirement-eligible. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events. For non-retirement-eligible employees, healthcare benefits are not available until the participant reaches the age of 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing up to a maximum of two years of healthcare insurance premiums for Mr. Heilbron is approximately $27,597.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for good reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

•
The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Crosswhite and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

•	The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.

•
If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the Internal Revenue Code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2015 in connection with a change in control.

Severance Amount ($)
M. A. Crosswhite	2,245,633
P. C. Raymond	547,348
J. P. Heilbron	365,926
Z. W. Smith	547,366
S. R. Spencer	757,578

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2015, none of Southern Company's or the Company's Directors or executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees for Director, and executive officers as of December 31, 2015. It is based on information furnished by the Directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2015.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)	Shares Held by Family Member(4)
Whit Armstrong	24,417	11,781	—	—
Ralph D. Cook	9,800	9,676	—	—
David J. Cooper, Sr.	46,055	—	—	—
Mark A. Crosswhite	431,024	—	415,005	—
O.B. Grayson Hall, Jr.(5)	407	—	—	—
Anthony A. Joseph(6)	1,020	724	—	—
Patricia M. King	13,288	12,631	—	—
James K. Lowder	24,311	—	—	—
Malcolm Portera	25,708	25,502	—	—
Robert D. Powers	14,778	12,689	—	—
Catherine J. Randall (6)	1,001	—	—	—
C. Dowd Ritter	13,804	—	—	—
James H. Sanford	11,676	—	—	—
R. Mitchell Shackleford, III(5)	572	456		—
James P. Heilbron	78,049	—	71,818	2,215
Philip C. Raymond	123,746	—	105,620	—
Zeke W. Smith	97,097	—	81,826	—
Steven R. Spencer	192,595	—	162,660	—
Directors, Nominees, and Executive Officers as a group (18 people)	1,109,348	73,459	836,929	2,215

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.

(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.

(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4) Shares indicated are included in the Shares Beneficially Owned column.
(5) Mr. Hall and Mr. Shackleford were elected to the Board effective July 24, 2015.

(6)	Mr. Joseph and Dr. Randall were elected to the Board effective January 23, 2015.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2015, Ms. Markell A. Heilbron, the spouse of Mr. James P. Heilbron, an executive officer of the Company, was employed by the Company as an Environmental Affairs Manager and received compensation of $241,276.

Patricia M. King, a Director of the Company, is Chairman of the Board of Sunny King Automotive Group. During 2015, the Company made payments of approximately $4.5 million to one or more corporations comprising Sunny King Automotive Group, substantially related to vehicle purchases.

Mr. Grayson Hall, a Director of the Company, is Chairman, President, and Chief Executive Officer of Regions Financial Corporation.  During 2015, certain subsidiaries of Regions Financial Corporation furnished banking, financial, and trustee services in the ordinary course of business to the Company and its affiliates for which approximately $3.6 million was received by these certain subsidiaries of Regions Financial Corporation. The relationship between the Company and Regions Financial Corporation is a long-term relationship that existed prior to Mr. Hall’s election to the Board of Directors.  The Company intends to utilize banking and financial services provided by Regions Financial Corporation and its subsidiaries in the future.

Mr. Anthony Joseph, a Director of the Company, is a shareholder with the law firm of Maynard, Cooper & Gale, P.C.  During 2015, the Company made payments of approximately $390,174 to Maynard, Cooper & Gale, P.C., substantially related to retainers and payments for legal, governmental relations, and public relations services. The Company has had a relationship with Maynard, Cooper & Gale, P.C. since 2007, prior to Mr. Joseph's election to the Company's Board. Mr. Joseph was not directly involved in any work done on behalf of Alabama Power in 2015.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” Southern Company has a Code of Ethics as well as a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements. The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions. As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.